Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210

goodwinlaw.com +1 617 570 1000
September 11, 2023
Klaviyo, Inc.
125 Summer Street, 6th Floor
Boston, MA 02110
Re:    Securities Registered under Registration Statement on Form S-1
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-274211) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Klaviyo, Inc., a Delaware corporation (the “Company”), of up to 22,080,000 shares (the “Shares”) of the Company’s Series A Common Stock, $0.001 par value per share, which include up to 11,507,693 shares of Series A Common Stock (the “Company Shares”) to be newly issued and sold by the Company and up to 10,572,307 shares of Series A Common Stock (the “Selling Stockholder Shares”) to be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders” (the “Selling Stockholders”), including Shares purchasable by the underwriters upon their exercise of an option to purchase additional shares granted to the underwriters by the Selling Stockholders. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholders, and such underwriters (the “Underwriting Agreement”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.
This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.

Klaviyo, Inc.
September 11, 2023

In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP